Exhibit 3.01

CERTIFICATE OF INCORPORATION

OF

ACM RESEARCH, INC.

I. NAME AND ADDRESS

The name of this corporation is ACM Research, Inc. (the “Corporation”).

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

II. PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as may be amended from time to time (the “Delaware GCL”).

III. CAPITAL STOCK

The total number of shares of capital stock that the Corporation is authorized to issue is 130,000,000, each of which shares has a par value of $0.0001. The Corporation is authorized to issue three classes of capital stock, which are designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” Class A Common Stock and Class B Common Stock are referred to collectively as “Common Stock.” Of the 130,000,000 authorized shares of capital stock, 100,000,000 shares shall be designated as Class A Common Stock, 7,303,533 shares shall be designated as Class B Common Stock, and 22,696,467 shares shall be designated as Preferred Stock.

A. Common Stock.

(1) Authorized Shares. Of the authorized shares of capital stock, 100,000,000 are designated as Class A Common Stock and 7,303,533 are designated as Class B Common Stock. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of capital stock representing a majority of the voting power of the then-outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis.

(2) Dividends. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time out of any assets of the Corporation legally available therefor, provided that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may declare a dividend or distribution that is not identical or equivalent on a per share basis as between the Class A Common Stock and Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock and a majority of the then-outstanding shares of Class B Common Stock, voting separately as classes.

(3) Voting. Except as otherwise provided in Section III.B(4)(b) or elsewhere in this Certificate of Incorporation or as required by the Delaware GCL, on any matter submitted to a vote or for the consent of the stockholders of the Corporation, holders of Common Stock are entitled to one vote for each share of Class A Common Stock held and twenty votes for each share of Class B Common Stock held, provided that, except as otherwise required by the Delaware GCL, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the Delaware GCL.

(4) Conversion Rights.

(a) Voluntary Conversion. Each share of Class B Common Stock shall be convertible at any time, at the option of the holder thereof upon written notice to the Corporation, into one fully paid and nonassessable share of Class A Common Stock. Before any holder may convert any shares of Class B Common Stock, the holder shall (i) surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of the transfer agent for the Class B Common Stock and (ii) provide written notice to the Corporation, at its principal corporate office, of the holder’s election to convert such shares of Class B Common Stock and the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees or such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion. The conversion of such shares of Class B Common Stock shall be deemed to have been made immediately prior to the close of business on the first date as of which the holder has, in accordance with this Section III.A(4)(a), both delivered written notice to the Corporation and surrendered the certificate or certificates for such shares, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time and date. Each share of Class B Common Stock that is converted pursuant to this Section III.A(4)(a) shall be retired by the Corporation and shall not be available for reissuance.

(b) Automatic Conversion. This Section III.A(4)(b) shall become effective as of the date (the “IPO Date”) that a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is declared effective by the Securities and Exchange Commission with respect to the initial public offering and sale of shares of Common Stock to the public (the “IPO”).

(i) On or after the IPO Date, a share of Class B Common Stock shall be immediately and automatically converted into one fully paid and nonassessable share of Class A Common Stock, upon any of the following (each a “Common Conversion Event” with respect to such share of Class B Common Stock):

(A) the occurrence of a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock;

(B) the receipt by the Corporation of the affirmative vote at a duly noticed stockholders meeting (or a duly executed written consent) of the holders of a majority of the shares of Class B Common Stock then outstanding in favor of the conversion of all of the shares of Class B Common Stock; or

(C) at 11:59 p.m. (Eastern standard time) on the first December 31 that occurs more than five years after the IPO Date if the October Market Cap with respect to the month of October immediately preceding such December 31 exceeds $1,000,000,000.00, provided that this clause (C) shall be of no further effect, and no Common Conversion Event shall ever occur pursuant to this clause (C), as of any December 31 occurring less than five years after the IPO Date if the October Market Cap for the month of October immediately preceding such December 31 exceeds $1,000,000,000.00.

For purposes of clarity, a Common Conversion Event pursuant to the preceding clause (A) shall apply only with respect to the share or shares being Transferred (other than in a Permitted Transfer) and not with respect to any other outstanding shares of Class B Common Stock and a Common Conversion Event pursuant to the preceding clause (B) or (C) shall apply to all outstanding shares of Class B Common Stock.

(ii) Each outstanding stock certificate that, immediately prior to a Common Conversion Event, represented one or more shares of Class B Common Stock subject to such Common Conversion Event shall, upon such Common Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Common Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate or certificates formerly representing such holder’s shares of Class B Common Stock, issue and deliver to such holder a certificate or certificates representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Common Conversion Event. Each share of Class B Common Stock that is converted pursuant to this Section III.A(4)(b) shall thereupon be retired by the Corporation and shall not be available for reissuance.

(iii) The Corporation may, from time to time, establish such policies and procedures, not in violation of the other provisions of this Certificate of Incorporation or of applicable law, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation.

(c) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e) Equal Status. Except as expressly provided in this Article III, shares of Class A Common Stock and Class B Common Stock shall have the same rights, preferences, powers and restrictions and limitations, shall rank equally, shall share ratably and shall be identical in all respects as to all matters.

(f) Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive any provision of this Section III.A (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the Delaware GCL, this Certificate of Incorporation or the Bylaws of the Corporation.

(g) Special Definitions. For purposes of this Section III.A(4), the following definitions shall apply:

(i) “Family Member” shall mean, with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

(ii) “Permitted Entity” shall mean, with respect to a Qualified Stockholder:

(A)	a bona fide trust for which (1) the trustee is such Qualified Stockholder, a Family Member of such Qualified Stockholder, or a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments) and (2) the beneficiaries are comprised solely of such Qualified Stockholder, one or more Family Members of such Qualified Stockholder and/or any other Permitted Entity of such Qualified Stockholder, or

(B)	any general partnership, limited partnership, limited liability company, corporation or other entity owned exclusively by such Qualified Stockholder, one or more Family Members of such Qualified Stockholder, and/or any other Permitted Entity of such Qualified Stockholder.

(iii) “October Market Cap” shall mean, with respect to any October throughout which Class A Common Stock is traded on a securities exchange registered with the Securities and Exchange Commission, the product of:

(A)	the average of the VWAPs for each of the days in such month of October on which Class A Common Stock is traded on a securities exchange registered with the Securities and Exchange Commission, where “VWAP” means, for any such trading day, the average of the daily volume weighted average trading price (the total dollar amount traded on each day divided by trading volume for such day) of the Class A Common Stock for the regular trading day session as reported as of 4:15 p.m. (Eastern time), as reported by Bloomberg, LP function key HP by using W to calculate the daily weighted average, multiplied by

(B)	the number of shares of Common Stock outstanding as of 11:59 p.m. (Eastern daylight saving time) on the last trading day of such month of October.

(iv) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(A)	by a Qualified Stockholder to either one or more Family Members of such Qualified Stockholder and/or any Permitted Entity of such Qualified Stockholder; or

(B)	by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder, one or more Family Members of such Qualified Stockholder, or any other Permitted Entity of such Qualified Stockholder.

(v) “Qualified Stockholder” shall mean: (A) a holder of a share of Class B Common Stock immediately following the IPO Date; (B) the initial holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of options or warrants or the settlement of restricted stock units that, in each case, are outstanding as of the IPO Date; (C) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable for, or any restricted stock unit that can be settled in, shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to clause (A) or (B) of this paragraph; and (D) a Transferee of shares pursuant to a Permitted Transfer.

(vi) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”:

(A)	the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation);

(B)

the entry into of a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the

Corporation, (2) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (3) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(C)	a pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares, provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer.”

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (A) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (B) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the IPO Date, of a majority of the voting power of the voting securities of such entity or any other entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such initial entity, other than a Transfer to parties that are, as of the IPO Date, holders of voting securities of any such initial entity or other entity.

(vii) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

B. Preferred Stock.

(1) Authorized Shares. Preferred Stock may be issued from time to time in one or more series. A total of 22,696,467 of the authorized shares of capital stock shares are designated as Preferred Stock as follows:

(a) 385,000 shares of Preferred Stock are designated as “Series A Preferred Stock”;

(b) 1,572,000 shares of Preferred Stock are designated as “Series B Preferred Stock”;

(c) 1,360,962 shares of Preferred Stock are designated as “Series C Preferred Stock”;

(d) 2,659,975 shares of Preferred Stock are designated as “Series D Preferred Stock”;

(e) 10,718,530 shares of Preferred Stock are designated as “Series E Preferred Stock”; and

(f) 6,000,000 shares of Preferred Stock are designated as “Series F Preferred Stock.”

The Board of Directors of the Corporation (the “Board”), within the limits and restrictions stated in Article IV or in any resolution or resolutions of the Board originally fixing the number of shares constituting a series of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issuance of shares of that series.

(2) Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of each series of Preferred Stock shall first receive, or simultaneously receive, a dividend on each outstanding share of such series of Preferred Stock in an amount equal to at least:

(a)	in the case of a dividend on Common Stock, the product of (i) the dividend payable on each share of Common Stock and (ii) the number of shares of Class A Common Stock issuable upon conversion of such share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend;

(b)	in the case of a dividend on any other series of Preferred Stock that is convertible into Class A Common Stock, the product of (i) the dividend payable on each share of such other series of Preferred Stock, determined as if all shares of such other series of Preferred Stock had been converted into Class A Common Stock and (ii) the number of shares of Class A Common Stock issuable upon conversion of such outstanding share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; or

(c)	in the case of a dividend on any other series of Preferred Stock that is not convertible into Class A Common Stock, the amount determined by (i) dividing the amount of the dividend payable on each share of such other series of Preferred Stock by the Original Issue Price (as defined below) thereof and (ii) multiplying such quotient by the Original Issue Price of such outstanding share of Preferred Stock.

Notwithstanding the foregoing, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock, the dividend payable to the holders of a series of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the greatest dividend on such series of Preferred Stock. The “Original Issue Price” shall mean:

(a)	with respect to Series A Preferred Stock, $0.80 per share;

(b)	with respect to Series B Preferred Stock, $1.00 per share;

(c)	with respect to Series C Preferred Stock, $1.50 per share;

(d)	with respect to Series D Preferred Stock, $3.75 per share;

(e)	with respect to Series E Preferred Stock, $1.00 per share; and

(f)	with respect to Series F Preferred Stock, $2.50 per share;

subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring with respect to a series of Preferred Stock.

(3) Liquidation.

(a) Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each a “Liquidation”), the holders of Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Preferred Stock equal to the greater of

(a) the applicable Original Issue Price of such share, plus an amount equal to any dividends declared but unpaid thereon, and (b) if such share of Preferred Stock is convertible into shares of a class of Common Stock, such amount as would have been payable had such share of Preferred Stock been converted into such Common Stock immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any Liquidation or Deemed Liquidation Event the assets of the Corporation available for distribution to stockholders shall be insufficient to pay all of the holders of Preferred Stock the full amounts to which they shall be entitled under this Section III.B(3)(a), the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Distribution of Remaining Assets. In the event of any Liquidation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section III.B(3)(a), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such Preferred Stock as if it had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to the Liquidation or Deemed Liquidation Event.

(c) Deemed Liquidation Events.

(i) Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the then-outstanding voting power of the shares of Preferred Stock elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:

(A)	a merger or consolidation in which:

(1)	the Corporation is a constituent party or

(2)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, in a single transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) Effecting a Deemed Liquidation Event.

(A) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section III.B(3)(c)(i)(A)(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections III.B(3)(a) and III.B(3)(b).

(B) In the event of a Deemed Liquidation Event referred to in Sections III.B(3)(c)(i)(A)(2) or III.B(3)(c)(i)(B), if the Corporation does not effect a dissolution of the Corporation under the Delaware GCL within 90 days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock and (B) if the holders of a majority of the then-outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of the Available Proceeds, and then shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.

Prior to the distribution or redemption provided for in this Section III.B(3)(c)(ii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

(4) Voting. Except as otherwise provided in Section III.B(4)(b) or elsewhere in this Certificate of Incorporation or as required by the Delaware GCL, on any matter (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation, holders of Preferred Stock are entitled to cast a number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

(a) Voting and Notice. Except as otherwise provided in Section III.B(4)(b) or elsewhere in this Certificate of Incorporation or as required by the Delaware GCL, the holders of Common Stock and Preferred Stock (a) shall vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of the Corporation, (b) shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation and (c) shall be entitled to vote upon such matters and in such manner as may be provided in this Certificate of Incorporation or by the Delaware GCL. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the number of shares of each class or series of capital stock held by such stockholder.

(b) Election of Directors.

(i) General. Except as otherwise set forth in clause (ii) of this Section III.B(4)(b), the holders of Common Stock and Preferred Stock, voting together as a single class by the affirmative vote of a majority of the outstanding voting power of such holders, shall be entitled to elect all of the directors of the Corporation.

(ii) Voting for the Election of Directors.

(A) At any time when at least 1,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the holders of Series B Preferred Stock then outstanding shall be entitled, voting together as a class, to elect one director of the Corporation at each election of directors by the affirmative vote of a majority of the outstanding voting power of such holders.

(B) At any time when at least 1,333,333 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) are outstanding, the holders of Series C Preferred Stock then outstanding shall be entitled, voting together as a class, to elect one director of the Corporation at each election of directors by the affirmative vote of a majority of the outstanding voting power of such holders.

(C) At any time when at least 1,200,000 shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock) are outstanding, the holders of Series D Preferred Stock then outstanding shall be entitled, voting together as a class, to elect one director of the Corporation at each election of directors by the affirmative vote of a majority of the outstanding voting power of such holders.

(D) The holders of Series E Preferred Stock then outstanding shall be entitled, voting together as a class, to elect one director of the Corporation at each election of directors by the affirmative vote of a majority of the outstanding voting power of such holders.

(E) The holders of Series F Preferred Stock then outstanding shall be entitled, voting together as a class, to elect one director of the Corporation at each election of directors by the affirmative vote of a majority of the outstanding voting power of such holders.

(F) The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.

Any director elected as provided in this Section III.B(4)(b)(ii) may be removed without cause by, and only by, the affirmative vote of a majority of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of a series of Preferred Stock fail to elect a director to fill the directorship for which they are entitled to elect a director, voting exclusively and as a separate class, pursuant to Section III.B(4)(b)(ii), then any directorship not so filled shall remain vacant until such time as the holders of such series of Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of a majority of the shares of such class or series or, in the absence of such action by such holders, by any remaining director or directors then in office.

(5) Conversion Right.

(a) Voluntary Conversion.

(i) Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion. The “Conversion Price” shall mean:

(A)	with respect to Series A Preferred Stock, $0.80 per share;

(B)	with respect to Series B Preferred Stock, $1.00 per share;

(C)	with respect to Series C Preferred Stock, $1.50 per share;

(D)	with respect to Series D Preferred Stock, $3.75 per share;

(E)	with respect to Series E Preferred Stock, $1.00 per share; and

(F)	with respect to Series F Preferred Stock, $2.50 per share.

(ii) Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (A) issue and deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock and (B) pay an amount equal to all declared but unpaid dividends on the shares of Preferred Stock converted.

(iii) Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as provided in this Section III.B(5)(a) shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of an amount equal to any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(b) Automatic Conversion.

(i) Automatic Conversion Time. All shares of a series of Preferred Stock shall be automatically converted into shares of Class A Common Stock based on the applicable Conversion Rate upon either (A) the closing of a sale of shares of Class A Common Stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock or the Preferred Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $20,000,000 of gross proceeds to the Corporation and any selling stockholders and in connection with which the Class A Common Stock is listed on the NASDAQ Stock Market or the New York Stock Exchange or (B) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then-outstanding shares of such series (the “Automatic Conversion Time”).

(ii) Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Automatic Conversion Time and the place designated for automatic conversion of all such shares of Preferred Stock pursuant to this Section III.B(5)(b). Such notice need not be sent in advance of the occurrence of the Automatic Conversion Time. Upon receipt of such notice, each such holder shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section III.B(5)(b), including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Automatic Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section III.B(5)(b)(ii). As soon as practicable after the Automatic Conversion Time and the surrender pursuant to this Section III.B(5)(b)(ii) of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock held by such holder, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(c) Equitable Adjustments to Conversion Price of each Series of Preferred Stock.

(i) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the

Common Stock in additional shares of Common Stock, then and in each such event each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (B) that no such adjustment shall be made if the holders of the series of Preferred Stock to which such Conversion Price applies simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class A Common Stock on the date of such event.

(iii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section III.B(2) do not apply to such dividend or distribution, then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class A Common Stock on the date of such event.

(iv) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section III.B(3)(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section III.B(5)(c)(i) or (ii)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of each series of Preferred Stock not so converted or exchanged shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section III.B(5) with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section III.B(5) (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock. For the avoidance of doubt, nothing in this Section III.B(5)(c)(iv) shall be construed as preventing the holders of shares of such series of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the Delaware GCL in connection with a merger triggering an adjustment hereunder, nor shall this Section III.B(5)(c)(iv) be deemed conclusive evidence of the fair value of the shares of such series of Preferred Stock in any such appraisal proceeding.

(d) Adjustments to Certain Conversion Prices for Diluting Issues of Common Stock. This Section III.B(5)(d) shall apply only to the Conversion Prices of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

(i) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Section III.B(5)(d)(ii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section III.B(5)(d)(i)(B) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (1) such Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security and (2) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section III.B(5)(d)(ii) (either because the consideration per share (determined pursuant to Section III.B(5)(d)(iii)) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the filing of this Certificate of Incorporation are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section III.B(5)(d)(i)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Section III.B(5)(d)(ii), such Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Conversion Price provided for in this Section III.B(5)(d)(i) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections III.B(5)(d)(i)(B) and (C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section III.B(5)(d)(i) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(ii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section III.B(5)(d)(i)), without consideration or for a consideration per share less than a

Conversion Price in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-tenth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A)	“CP2” shall mean such Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(B)	“CP1” shall mean such Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C)	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D)	“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E)	“C” shall mean the number of such Additional Shares of Common Stock.

(iii) Determination of Consideration. For purposes of this Section III.B(5)(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)	Cash and Property: Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(3)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections III.B(5)(d)(iii)(A)(1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities: The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section III.B(5)(d)(i), relating to Options and Convertible Securities, shall be determined by dividing:

(1)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(iv) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Section III.B(5)(d)(ii) then, upon the final such issuance, the such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(v) Special Definitions. For purposes of this Section III.B(5)(d), the following definitions shall apply:

(A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section III.B(5)(d)(i), deemed to be issued) by the Corporation, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(1)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(2)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section III.B(5)(c);

(3)	shares of Common Stock or Options issued to employees or officers or directors of, or consultants or advisors to, the Corporation pursuant to a grant, plan, agreement or arrangement approved by the Board;

(4)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(5)	Options or Convertible Securities issued to strategic partners or investors pursuant to certain material agreements between such partners or investors and the Corporation approved by the Board;

(6)	shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board;

(7)	with respect to Series D Preferred Stock only, the issuance of shares of Series D Preferred Stock and warrants to purchase shares of Series D Preferred Stock to any holder of Series D Preferred Stock;

(8)	with respect to Series E Preferred Stock only, (a) any issuance of Series E Preferred Stock pursuant to [a 2006 joint venture agreement] or (b) the issuance of shares of Series E Preferred Stock and warrants to purchase shares of Series E Preferred Stock to any holder of Series E Preferred Stock; or

(9)	with respect to Series F Preferred Stock only, the issuance of shares of Series F Preferred Stock and warrants to purchase shares of Series F Preferred Stock to any holder of Series F Preferred Stock.

The shares described in the preceding clause (5) shall be deemed to be “Excluded Shares” with respect to (a) strategic partners or investors that are also purchasers or potential purchasers of the Corporation’s equipment and (b) any other strategic partners or investors only upon the written waiver by holders of a majority of the then-outstanding shares of Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price of a series of Preferred Stock pursuant to this Section III.B(5), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of shares of such series of Preferred Stock (but in any event not later than ten days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect and (ii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of shares of such series of Preferred Stock.

(f) Notice of Record Date. In the event:

(i)	the Corporation shall take a record of the holders of Common Stock (or other capital stock or securities at the time issuable upon conversion of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, or

(ii)	of any capital reorganization of the Corporation, any reclassification of the Common Stock, any Liquidation or any Deemed Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Liquidation or Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Liquidation or Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least twenty days prior to the record date or effective date for the event specified in such notice.

(g) No Fractional Shares or Payments Therefor. No fractional shares of Class A Common Stock shall be issued upon conversion of Preferred Stock, and no payment in cash or other consideration shall be due from the Corporation with respect to any fractional shares to which a holder would otherwise be entitled upon any such conversion.

(h) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock into shares of Class A Common Stock. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

C. Preemptive Rights.

(1) General. Each stockholder shall have a preemptive right, subject to the terms and conditions of this Section III.C, to purchase such stockholder’s pro rata portion (determined on an as-converted-to-Common Stock basis) of any New Securities (as defined below) issued by the Corporation. The term “New Securities” shall mean any shares of capital stock of the Corporation or any securities that are (directly or indirectly) exercisable or exchangeable for, or convertible into, shares of such capital stock, but excluding the following:

(a) securities issued for noncash consideration;

(b) securities issued or issuable pursuant to a stock option, stock purchase, stock bonus, savings investment or other stock incentive plan of the Corporation or any subsidiary, affiliate or joint venture of the Corporation;

(c) securities issued or issuable upon exercise, exchange or conversion of currently outstanding securities;

(d) securities registered under the Securities Act or offered pursuant to Regulation A, as amended, under the Securities Act;

(e) shares of Series E Preferred Stock issued for the purpose of acquiring an equity interest in ACM Research (Shanghai), Inc.;

(f) shares of Series F Preferred Stock;

(g) securities issued pursuant to the acquisition of another corporation or other business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization, following which the Corporation or its stockholders own, directly or indirectly, a majority of the voting power of the surviving or successor corporation or business entity; and

(h) securities issued as a dividend or distribution on, or in connection with a stock split or recapitalization of, any class or series of capital stock of the Corporation.

(2) Right of First Offer. Subject to the terms and conditions of this Section III.C and applicable securities laws, if the Corporation proposes to offer or sell any New Securities, it shall first offer the New Securities to each of the stockholders. The Corporation shall give notice (the “Offer Notice”) to each stockholder, stating (a) its bona fide intention to offer the New Securities, (b) the number, type and principal terms of the New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities. By notification to the Corporation within twenty days after the Offer Notice is given, each stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of the New Securities that equals the proportion that the shares of Common Stock then held by such stockholder (including all shares of Class A Common Stock then issuable, directly or indirectly, upon conversion of the Preferred Stock then held by such stockholder) bears to the total number of shares of Common Stock then outstanding (assuming full conversion of all Preferred Stock). The closing of any sale pursuant to this Section III.C shall occur by the later of (x) the one hundred twentieth day after the date on which the Offer Notice was given and (y) the date of initial sale of New Securities pursuant to Section III.C(3).

(3) Third-Party Sales. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section III.C(2), the Corporation may, during the 120-day period following the expiration of the period provided in Section III.C(2), offer and sell the remaining unsubscribed portion of the New Securities to any party or parties at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Corporation does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty days of the execution thereof, the right provided under this Section III.C shall be deemed to be revived and the New Securities shall not be offered unless first reoffered to stockholders in accordance with this Section III.C.

D. Lock Up Provision.

In connection with an IPO of any equity securities pursuant to a registration statement under the Securities Act, each holder of Common Stock or Preferred Stock shall not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Corporation and the managing underwriter (such period not to exceed 180 days in the case of the IPO, or such other period as may be requested by the Corporation or an underwriter to accommodate regulatory restrictions on the publication or other distribution of research reports and analyst recommendations and opinions, (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or Preferred Stock or any other securities (directly or indirectly) exercisable or exchangeable for, or convertible into, Common Stock (whether such shares or any such securities are then owned by the holder or are thereafter acquired) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares or other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section III.D shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the holder or the immediate family of the holder, provided that any such transfer shall not involve a disposition for value. Each holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section III.D or that are necessary to give further effect thereto.

E. Waiver.

Any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein, including requirements as to notice, may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of a majority in voting power of the then-outstanding shares of such series of Preferred Stock.

IV. ADDITIONAL MATTERS REGARDING DIRECTORS

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(2) Election of directors need not be by written ballot.

(3) The Board is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.

V. DIRECTOR AND OFFICER LIABILITY

Except to the extent that the Delaware GCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware GCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article V, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article V or by law, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

The Corporation shall not indemnify an Indemnitee pursuant to this Article V in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

All determinations hereunder as to the entitlement of an Indemnitee to indemnification shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

The rights provided in this Article V (1) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise and (2) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article V.

VI. AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

VII. SOLE INCORPORATOR

The name and mailing address of the sole incorporator are as follows:

Name Mark L. Johnson	Mailing Address K&L Gates LLP State Street Financial Center One Lincoln Street Boston, Massachusetts 02111

*        *        *

Executed at Boston, Massachusetts, on September 27, 2016.

/s/ MARK L. JOHNSON
Mark L. Johnson, Sole Incorporator

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ACM RESEARCH, INC.

ACM RESEARCH, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of Delaware, DOES HEREBY CERTIFY THAT:

FIRST:	The Certificate of Incorporation of the Corporation is hereby amended by adding the following new Section III.A(6) at the end of Section III.A thereof, which shall read in its entirety as follows:

“(6) Reverse Split.

(a) Class A Common Stock. Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as, and converted into, one-third of a share of Class A Common Stock; provided that no fractional shares of Class A Common Stock shall be issued to stockholders as a result of the foregoing reclassification and that, in lieu of issuance of any fractional shares of Class A Common Stock, the Corporation shall, after aggregating all fractions of a share to which a holder would otherwise be entitled, round any resulting fractional shares up to the nearest whole share. Any stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock equal to the product the number of shares of Class A Common Stock represented by such certificate immediately prior to the Effective Time divided by three, but giving effect to the rounding of fractional shares provided for in the immediately preceding sentence.

(b) Class B Common Stock. Upon the Effective Time, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time will be automatically reclassified as, and converted into, one-third of a share of Class B Common Stock; provided that no fractional shares of Class B Common Stock shall be issued to stockholders as a result of the foregoing reclassification and that, in lieu of issuance of any fractional shares of Class B Common Stock, the Corporation shall, after aggregating all fractions of a share to which a holder would otherwise be entitled, round any resulting fractional shares up to the nearest whole share. Any stock certificate that, immediately prior to the Effective Time, represented shares of Class B Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock equal to the product the number of shares of Class B Common Stock represented by such certificate immediately prior to the Effective Time divided by three, but giving effect to the rounding of fractional shares provided for in the immediately preceding sentence”

SECOND:	The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of September 13, 2017.

ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang President and Chief Executive Officer

2